Exhibit 23.2

Consent of Independent Auditors
We hereby consent to the incorporation by reference in the Registration Statements (Nos. 333-56904, 333-106852, 333-166393 and 333-181638) on Form S-8 and No. 333-180946 on Form S-3 of Westmoreland Coal Company of our report dated March 12, 2013 relating to the Kemmerer Mine statement of  assets to be acquired and liabilities to be assumed as of December 31, 2011, and the statements of revenues and direct operating expenses and cash flows for the month ended January 31, 2012 and the years ended December 31, 2011 and 2010, included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Tanner LLC

March 12, 2013
Salt Lake City, Utah